Exhibit 10.1

Spotify AB

Birger Jarlsgatan 61

113 56 Stockholm, Sweden

December 17, 2015

SFX Entertainment, Inc.

902 Broadway 15th Fl

New York, NY 10010

Attention: Howard Tytel

Re:                             Settlement Agreement re: Content License Agreement effective as of July 14, 2015 (the “Content License Agreement”) by and among Spotify AB, a company registered in Sweden under the number 556703-7485 (“Spotify”), SFX Entertainment, Inc., a company organized under the laws of Delaware (“SFX”), and Beatport LLC, a limited liability company organized under the laws of Colorado (“Beatport”, together with SFX, collectively, the “Providers”).

Dear Howard:

The Providers, Spotify and Robert F.X. Sillerman (“Sillerman”) wish to amicably settle the disputes among them relating to the Content License Agreement. Terms used but not defined herein (the “Settlement Agreement”) shall have the meaning given to such terms in the Content License Agreement or in the Promissory Note (the “Note”) executed concurrently herewith to be held in escrow and attached hereto as Exhibit A. By executing this Settlement Agreement in the spaces provided below, Spotify, the Providers and Sillerman (each a “Party” and, collectively, the “Parties”) agree as follows:

1.              Except as otherwise set forth in this Agreement, the Content License Agreement is hereby terminated and of no further force or effect.

2.              Notwithstanding Paragraph 1 above, the Providers acknowledge that they are obligated to return to Spotify the advance of Ten Million United States Dollars (USD $10,000,000) (the “Advance”), which was paid to SFX pursuant to the Content License Agreement. Providers’ repayment obligation shall be paid as set forth in Paragraph 3; provided, however, that if Providers fail to make in full any payment on or before the date specified in Paragraph 3(a) for such payment including such interest as may be due under Paragraph 4 (any such failure being referred to as a “Payment Default” under this Settlement Agreement), then Providers’ repayment obligations shall be governed exclusively by the Note, subject to Paragraph 6 below.

3.              Payments; Prepayments.

a.              Payments. The Advance shall be payable as follows:

i.                  U.S.$1,500,000.00 to be paid on Thursday, December 17, 2015 (“First Payment Installment”);

ii.               U.S.$1,000,000.00 on or before Thursday, December 17, 2015 (“Second Payment Installment”);

iii.          in 12 equal consecutive installments of U.S.$416,666.66 on the 1st and 15th of every month, beginning on January 15, 2016; and

iv.           U.S.$2,500,000.08 to be paid on or before July 15, 2016;

provided, however, that all amounts then outstanding under this Settlement Agreement, including all accrued and unpaid interest and other amounts payable under the Settlement Agreement shall be due and payable on the Maturity Date.

b.              Optional Prepayments. Providers may prepay the Advance in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

c.               Beatport Asset Sale Prepayments. If at any time or from time to time, the Providers or any of their subsidiaries shall receive Net Cash Proceeds from any Beatport Asset Sale, then, within five (5) Business Days of the date of receipt by the Providers or such subsidiary of such Net Cash Proceeds, the Advance shall be mandatorily prepaid by an amount equal to such Net Cash Proceeds up to 50% of the amount then outstanding under this Settlement Agreement, including all accrued and unpaid interest and other amounts payable hereunder; provided, however, that any portion of such Net Cash Proceeds that are not applied to prepay the Advance pursuant to this sentence shall only be used for the working capital purposes of SFX and its subsidiaries and shall not be applied to (A) the payment, redemption or other purchase of other indebtedness of SFX or any of its subsidiaries or (B) the payment of dividends or distributions on, or the payment, redemption or other purchase of, Equity Interests of SFX or any of its subsidiaries.

d.              Guaranty. Sillerman hereby unconditionally and irrevocably guarantees to Spotify the due and punctual payment of the obligations and liabilities of the Providers arising under or in connection with this Settlement Agreement solely with respect to the First Payment Installment and the Second Payment Installment (the “Guaranteed Obligations”) as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms hereof. In the case of failure by the Providers to punctually pay the Guaranteed Obligations, Sillerman hereby agrees to pay such obligations punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise as if such payment were made by the Providers. The

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obligations of Sillerman under this Paragraph 3(d) shall be unconditional and absolute and shall not be released, discharged or otherwise affected by any defense to any of the obligations hereunder, and Sillerman, to the extent permitted by law, hereby waives any defense to any of the obligations hereunder.

4.              Interest.

a.              Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Advance shall bear interest at the Applicable Rate from the date first written above until the Advance is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

b.              Interest Payment Dates. Interest shall be payable in arrears to Spotify on each Interest Payment Date.

c.               Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

d.              Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall accrue on the Advance from the date first written above, and shall not accrue on an installment payment on the Advance on the day on which the installment is paid.

5.              Note.

a.              The Note attached as Exhibit A to this Settlement Agreement shall be fully executed concurrently herewith. All additional terms set forth in the Note shall be incorporated herein mutatis mutandis.

b.              The Note shall be held in escrow by Spotify as designated escrow agent (the “Escrow Agent”). Upon the earlier to occur of (i) a Payment Default and (ii) the incurrence by SFX or any of its subsidiaries, in one or more transactions, of indebtedness having an aggregate principal amount exceeding U.S.$5,000,000.00 (other than any incurrence of indebtedness the net proceeds of which are applied in full to refinance indebtedness outstanding on the date first written above), the Note shall be deemed automatically released from escrow; provided, however, that the Note shall not be released from escrow upon the occurrence of an event described in clause (ii) above if the Providers make an optional prepayment of the Advance in the amount of at least U.S.$1,000,000.00 pursuant to paragraph 3(b) above prior to or at the time of such

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occurrence. The Note shall thereupon become immediately due and payable, and Spotify shall be entitled to pursue any and all remedies available to it under the Note and applicable law to obtain prompt collection on the Note.

c.               Following the release of the Note from escrow, Providers’ obligations to repay the Advance and interest shall be governed exclusively by the Note and Paragraph 6 below.

d.              Providers’ payment obligations under the Note shall be guaranteed by Sillerman to the extent set forth in the Note and Paragraph 6 below.

6.              Notwithstanding Paragraph 1 above, the Providers and Sillerman acknowledge that the following agreements shall survive the termination of the Content License Agreement:

a.              The Irrevocable Transfer Agent Instructions, dated as of July 14, 2015 between SFX and Continental Stock Transfer & Trust, Inc. (the “Instruction Letter”), which Instruction Letter shall only be applicable in the case of either a Payment Default under this Settlement Agreement or an Event of Default under the Note.

b.              The Springing Guaranty, dated as of July 14, 2015 between Robert FX Sillerman and Spotify (the “Springing Guaranty”).

7.              Notwithstanding Paragraph 1 above, the Providers acknowledge that Section 13 of the Content License Agreement (Bulk Pricing) shall survive the termination of the Content License Agreement; but shall only survive until July 14, 2016.

8.              Effective as of the date hereof, each of the Providers and Sillerman hereby releases and forever discharges all claims, liabilities and obligations of any kind that each of the Providers and Sillerman has now or may have against Spotify in connection with or relating to the Content License Agreement, except as such claims, liabilities or obligations are in connection with or relate to Section 13 of the Content License Agreement; provided, however, that in the event that Spotify’s release is deemed ineffective as provided in Clause 9 below, such release by Providers shall also be ineffective.

9.              Effective as of the date hereof, Spotify hereby releases and forever discharges all claims, liabilities and obligations of any kind that Spotify has now or may have against each Provider and Sillerman in connection with or relating to the Content License Agreement, with the exception of the obligation to pay the Advance and the obligations under the Instruction Letter and the Springing Guaranty; provided, however, that in the event of a Payment Default under this Settlement Agreement or an Event of Default under the Note, such release by Spotify shall be ineffective.

10.       This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles. Each party to this

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letter agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement shall be brought exclusively in either the Supreme Court, State of New York, New York County, Commercial Division or the United States District Court for the Southern District of New York and hereby irrevocably submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

11.       Each party represents that it is fully and duly authorized to enter into this Settlement Agreement and to make all promises set forth in this Settlement Agreement. The persons signing this Settlement Agreement on behalf of any of the Parties, represent and warrant that such persons have the full right and authority to enter into this Settlement Agreement on behalf of that Party and to fully bind that Party to the terms and obligations of this Settlement Agreement. The Parties further warrant and represent that the terms of this Settlement Agreement are not inconsistent with any other contractual obligations, express or implied, which they may have and does not violate any law, rule, regulation, order, or court order to which they are subject.

12.       This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of the executed signature pages by fax or PDF shall constitute effective and binding execution and delivery of this letter agreement.

[Signature page follows]

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Please acknowledge that this letter agreement accurately reflects the agreement among Spotify, SFX, Beatport and Sillerman regarding the matters set forth above by executing this letter agreement in the space provided below.

Attachment

Sincerely,

SPOTIFY AB

By:	/s/ Stefan Blom
Name:
Title:

Accepted and agreed as of the date first set forth above:

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

BEATPORT LLC

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

ROBERT F.X. SILLERMAN

/s/ Robert F.X. Sillerman

Letter Agreement

Signature Page

EXHIBIT A TO SETTLEMENT AGREEMENT

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.

PROMISSORY NOTE AND GUARANTY

December 17, 2015	U.S.$10,000,000.00

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, SFX ENTERTAINMENT, INC. (the “Maker”), hereby unconditionally promises to pay to the order of SPOTIFY AB or its assigns (the “Noteholder” or “Spotify”), and together with the Maker and the Guarantor (as defined in Section 3), the “Parties”), the principal amount of U.S.$10,000,000.00 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note and Guaranty (the “Note”, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

1.              Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the rate per annum equal to 2.5%.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beatport Asset Sale” means any sale, conveyance, transfer or other disposition (or series of related sales, conveyances, transfers or dispositions) of all or substantially all of the Beatport Platform.

“Beatport Platform” means the Beatport music service on Beatport.com, and its iOS and Android apps.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in either New York City or Stockholm, Sweden, are authorized or required by law to close.

“Change of Control” means the occurrence of, after the date first written above, the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Maker and its subsidiaries, taken as a whole, to any Person.

“Default” means any of the events specified in Section 8 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 2.0%.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Loan Payment Installment” has the meaning set forth in Section 2.1(a)

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Highest Lawful Rate” has the meaning set forth in Section 10.

“Interest Payment Date” means the date of the payment in Section 2.1(b) and thereafter, the 15th and last day of every month.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Maturity Date” means the earlier of (a) July 15, 2016 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

“Net Cash Proceeds” means in connection with any Beatport Asset Sale, the proceeds in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith (including customary brokers’ fees) and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Second Loan Payment Installment” has the meaning set forth in Section 2.1(b).

“Settlement Agreement” means the agreement dated as of even date herewith between Spotify, the Maker, Beatport LLC, and Robert FX Sillerman.

“Springing Guaranty” means the Springing Guaranty, dated as of July 14, 2015, between Guarantor and Spotify.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

2.              Payments; Prepayments.

2.1                Payments. The Loan shall be payable as follows:

(a)                U.S.$1,500,000.00 to be paid on Thursday, December 17, 2015 (“First Payment Installment”);

(b)                U.S.$1,000,000.00 on or before Thursday, December 17, 2015 (“Second Payment Installment”);

(c)                 in 12 equal consecutive installments of U.S.$416,666.66 on the 1st and 15th day of every month, beginning on January 15, 2016; and

(d)                U.S.$2,500,000.08 to be paid on or before July 15, 2016;

provided, however, that all amounts then outstanding under this Note, including all accrued and unpaid interest and other amounts payable under the Note shall be due and payable on the Maturity Date.

2.2                Optional Prepayments. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amounts may be reborrowed.

2.3                Beatport Asset Sale Prepayments. If at any time or from time to time, the Maker or any of its subsidiaries shall receive Net Cash Proceeds from any Beatport Asset Sale, then, within five (5) Business Days of the date of receipt by the Maker or such subsidiary of such Net Cash Proceeds, the Loan shall be mandatorily prepaid by an amount equal to such Net Cash Proceeds up to 50% of the amount then outstanding under this Note, including all accrued and unpaid interest and other amounts payable hereunder; provided, however, that any portion of such Net Cash Proceeds that are not applied to prepay the Loan pursuant to this sentence shall only be used for the working capital purposes of the Maker and its subsidiaries and shall not be applied to (A) the payment, redemption or other purchase of other indebtedness of the Maker or any of its subsidiaries or (B) the payment of dividends or distributions on, or the payment, redemption or other purchase of, Equity Interests of the Maker or any of its subsidiaries. No prepaid amounts may be reborrowed.

3.              Guaranty.

3.1                Robert F.X. Sillerman (the “Guarantor”) hereby unconditionally and irrevocably guarantees to the Noteholder the due and punctual payment of the obligations and liabilities of the Maker arising under or in connection with this Note solely with respect to the First Loan Payment Installment and the Second Loan Payment Installment (the “Guaranteed Obligations”) as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms hereof. In the case of failure by the Maker to punctually pay the Guaranteed Obligations, the Guarantor hereby agrees to pay such obligations punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise as if such payment were made by the Maker. The obligations of the Guarantor under this Section 3 shall be unconditional and absolute and shall not be released, discharged or otherwise affected by any defense to any of the obligations hereunder, and the Guarantor, to the extent permitted by law, hereby waives any defense to any of the obligations hereunder.

3.2                Guarantor further acknowledges that the Springing Guaranty shall remain in place and in full force and effect.

4.              Interest.

4.1                Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan shall bear interest at the Applicable Rate from the date first written above until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2                Interest Payment Dates. Interest shall be payable in arrears to the Noteholder on each Interest Payment Date.

4.3                Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.4                Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall accrue on the Loan from the date first written above, and shall not accrue on the Loan on the day on which it is paid.

5.              Payment Mechanics.

5.1                Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America no later than 10:00 AM New York City time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker from time to time.

5.2                Application of Payments. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under the Note.

5.3                Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4                Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Schedule A the Loan made to the Maker and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie, but rebuttable, evidence of the existence and amounts of the obligations of the Maker therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Maker or the Guarantor to repay (with applicable interest) the Loan in accordance with the terms of this Note.

6.              Representations and Warranties of the Maker. The Maker hereby represents, warrants and covenants to the Noteholder as follows:

6.1                Existence. The Maker is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

6.2                Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

6.3                Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Maker has duly executed and delivered this Note.

6.4                No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note.

6.5                No Violations. The execution and delivery of this Note and the consummation by the Maker of the transactions contemplated hereby do not and will not (a) violate any provision of the Maker’s organizational documents; (b) violate any Law or Order applicable to the Maker or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Maker may be bound.

6.6                Enforceability. The Note is a valid, legal and binding obligation of the Maker, enforceable against the Maker in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.7                Additional Indebtedness. If any indebtedness is incurred by the Maker or any of its wholly-owned subsidiaries on or after the date first written above and the proceeds of such indebtedness are to be utilized to make a payment on this Note, the agreement or instrument relating to such indebtedness shall contain appropriate provisions such that the amounts paid to the Noteholder under this Note with such proceeds on or after the date of such incurrence qualify as having been earmarked by the Maker or its wholly-owned subsidiaries, as applicable, for repayment of this Note under the earmarking doctrine under Section 547 of the Bankruptcy Code, up to the amount of such indebtedness.

7.              Representations and Warranties of the Guarantor. The Guarantor hereby represents, warrants and covenants to the Noteholder as follows:

7.1                Existence. The Guarantor has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

7.2                Execution and Delivery. The Guarantor has duly executed and delivered this Note.

7.3                No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Guarantor to execute, deliver, or perform any of its obligations under this Note.

7.4                No Violations. The execution and delivery of this Note and the consummation by the Guarantor of the transactions contemplated hereby do not and will not (a) violate any Law or Order applicable to the Guarantor or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Guarantor may be bound.

7.5                Enforceability. The Note is a valid, legal and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.              Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

8.1                Failure to Pay. The Maker or Guarantor fail to pay (a) any principal amount of the Loan when due; or (b) interest or any other amount when due and such failure continues for 5 Business Days.

8.2                Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Maker or the Guarantor to the Noteholder herein is incorrect in any material respect.

8.3                Breach of Covenants. The Maker or the Guarantor fails to observe or perform any covenant, obligation, condition or agreement contained in this Note other than that specified in Section 8.1 and such failure continues for 30 days after written notification of such failure by Noteholder.

8.4                Change of Control. Upon the occurrence of any Change of Control.

8.5                Cross-Defaults. The Maker or any of its subsidiaries fails to pay when due any of their respective indebtedness (other than indebtedness under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, provided that, a default, event or condition described in this Section 8.5 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this Section 8.5 has occurred and is continuing with respect to indebtedness the outstanding principal amount of which exceeds in the aggregate U.S.$40,000,000.00.

8.6                Bankruptcy.

(a)                the Maker commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b)                there is commenced against the Maker any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 45 days;

(c)                 there is commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; or

(d)                the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above.

8.7                Judgments. One or more judgments or decrees that exceed U.S.$2,500,000.00 in the aggregate are entered against the Maker or any of its wholly-owned subsidiaries and such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof.

9.              Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the

Maker (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 8.6 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

10.       Miscellaneous.

10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by electronic mail or mailed by federal express or commercial courier, registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

(a)               if to the Holder, to:

Spotify AB
Birger Jarlsgatan 61

113 56, Stockholm, Sweden

Attention: Corporate Legal Affairs

Email: corporate@spotify.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY, 10036
Attention: David J. Goldschmidt, Esq.
Email: david.goldschmidt@skadden.com

(b)               if to the Maker, to:

SFX Entertainment, Inc.
902 Broadway

New York, NY 10010

Attention: Legal Affairs

Email: Howard@sfxii.com

with a copy (which shall not constitute notice) to:

SFX Entertainment, Inc.

902 Broadway

New York, NY 10010

Attention: Legal Affairs

Email: jseiden@sfxii.com

(c)                if to the Guarantor, to:

Robert F.X. Sillerman

902 Broadway

New York, NY 10010

Email: one@sfxii.com

with a copy (which shall not constitute notice) to:

Fried Frank

One New York Plaza

New York, New York 10004

Attention: Philip Richter

Email: philip.richter@friedfrank.com

10.2         Expenses. The Maker shall reimburse the Noteholder on demand for all reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its outside counsel) incurred by the Noteholder (not to exceed 10% of the original principal amount of the Loan) in connection with the enforcement of the Noteholder’s rights hereunder.

10.3         Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.4         Submission to Jurisdiction. EACH PARTY TO THIS NOTE HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN EITHER THE SUPREME COURT, STATE OF NEW YORK, NEW YORK COUNTY, COMMERCIAL DIVISION, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS REFERRED TO IN SECTION 10.1, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.

10.5         Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER, BY EXECUTION HEREOF, THE GUARANTOR, BY EXECUTION HEREOF, AND THE NOTEHOLDER, BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY LITIGATION ARISING OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE NOTEHOLDER TO ACCEPT THIS NOTE.

10.6         Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract among the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

10.7         Successors and Assigns. This Note may be assigned, transferred or negotiated by the Noteholder to any Person at any time without notice to or the consent of the Maker or the Guarantor. Neither the Maker nor the Guarantor may assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the Parties hereto and their permitted assigns.

10.8         Waiver of Notice. The Maker and the Guarantor hereby waive presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

10.9         Usury Savings Clause. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Maker shall not be obligated to pay, and the Noteholder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Noteholder in connection with this Note under applicable law.

10.10                                         Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

10.11                                         Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

10.12                                         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.13                                         Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Maker and the Guarantor have executed and delivered this Note on the date first written above.

SFX ENTERTAINMENT, INC., as the Maker

/s/ Richard Rosenstein

ROBERT F.X. SILLERMAN, as the Guarantor

/s/ Robert F.X. Sillerman

[Maker and Guarantor Signature Page to SFX Promissory Note and Guaranty]

ACKNOWLEDGED AND ACCEPTED:

SPOTIFY AB, as the Noteholder

By:	/s/ Stefan Blom
Name:
Title:

By:
Name:
Title:

[Noteholder Signature Page to SFX Promissory Note and Guaranty]

SCHEDULE A: PAYMENTS ON THE LOAN

Date of Loan	Amount of Loan	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation

Sch. A-1